                                                                    EXHIBIT 99.1

SIMMONS COMPANY REPORTS SALES AND EARNINGS FOR THE SECOND QUARTER AND THE FIRST HALF OF 2001

                           SALES UP 4.5% YEAR-TO-DATE

------------------------------------------------------------------------

ATLANTA, August 14, 2001 - Simmons Company today announced its operating results for the second quarter and first half of 2001.

Net sales for the second quarter were $160.5 million, 11.7% less than the record second quarter in 2000 due primarily to retailer bankruptcies and an overall weakening economy. For the first half of 2001, net sales were $340.1 million, compared to $325.3 million for the same period a year ago, a 4.5% increase.

In spite of the sales decline in the second quarter, adjusted EBITDA was $13.6 million compared to $12.2 million in the prior year, an 11.5% increase. For the first half of 2001, adjusted EBITDA was $29.9 million, a 53.3% increase over the same period in 2000. Simmons' net loss for the second quarter and for the first half of 2001 was $1.7 million and $2.7 million, respectively.

Simmons' Chairman and Chief Executive Officer, Charlie Eitel, said "Our second quarter sales and order rates were impacted by an overall weakness in the home furnishings sector, a loss of business with key customers who filed for bankruptcy in 2000 and 2001 and close monitoring of credit exposures." Eitel added, "Our sales for the second quarter were essentially flat with that of the prior year exclusive of sales to dealers who have gone out of business. Despite the loss of business with these retailers, we are extremely pleased that our sales in the first half of 2001 were up 4.5% over the prior year, while most home furnishings manufacturers are reporting negative sales comparisons to the prior year. This is further evidence that the Company's continued focus on innovative products that are designed to deliver consumers a `better night's sleep' is driving business to our retailers."




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Eitel continued, "We are also very pleased with the improvement in our operating margins over the prior year despite the reduced sales volume during the second quarter which negatively impacted utilization of our manufacturing capacity. Our focus on reducing waste in manufacturing has helped lower our manufacturing costs as a percentage of net sales." Mr. Eitel noted that the Company reduced its employee headcount by over 9% during the second quarter and has made additional staffing reductions since the end of the second quarter in a further effort to reduce operating costs and improve management effectiveness.

Mr. Eitel noted that balance sheet management and de-leveraging the Company continues to be a focus of management. "In the second quarter we were able to repay $6.7 million of debt. Since the second quarter of 2000, we have reduced our debt by $17.1 million," said Eitel.

Mr. Eitel added, "We continue to be hopeful that a recovery in the home furnishings sector will occur by the end of the year. In the meantime, we are going to manage our costs very closely and will continue to work diligently to open new accounts to replace business with customers who are no longer operating. Over the last eighteen months our management team has implemented a number of strategic changes to increase the future profitability of Simmons. We believe with our continued focus on product innovation, margin improvement and balance sheet management, we will be in a position to take advantage of the business climate within our industry and to continue to capture increased market share."

The maker of Beautyrest (R), BackCare (R), Olympic(R) Queen, DreamScapes (TM) and Deep Sleep (R), Atlanta-based Simmons Company, with annual sales of more than $700 million, is one of the world's largest mattress manufacturers, employing more than 3,000 people and operating 18 plants across the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine. For more information, consumers and customers can visit the Company's website at www.simmons.com.



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The company will webcast its second quarter and first six months 2001 financial results conference call on Wednesday, August 15, 2001 beginning at 11:00 am EDT. It will be available at www.simmons.com. The webcast will also be available for replay through August 29, 2001.

FORWARD-LOOKING INFORMATION: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are indicated by the use of words such as "expect", "believe", "intend", "project", "anticipate" or similar expressions, relate to future financial results including expected benefits from our Better Sleep Through Science(R) philosophy, and are thus prospective. Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated sales growth, success of new products, reduction of manufacturing costs, changes in consumer confidence or demand and other risks and factors identified from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

ADDITIONAL INFORMATION: This news release is just one part of Simmons' financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, including the Company's most recent Form 10-Q report. That Form 10-Q, containing the latest quarter's statement of operations, balance sheet, cash flow statement, and additional management discussion and analysis of the financial results, is available through www.edgar-online.com.




                                 -table follows-


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                        Simmons Company and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                                   (Unaudited)


                                                                    QUARTER ENDED                   SIX MONTHS ENDED
                                                              June 30,        June 24,          June 30,        June 24,
                                                                 2001           2000              2001            2000
                                                            -------------  --------------    --------------  -------------

Net sales                                                    $ 160,536        $ 181,876        $ 340,098        $ 325,321
     Cost of products sold                                      87,586          103,098          189,428          186,941
                                                             ---------        ---------        ---------        ---------
Gross margin                                                    72,950           78,778          150,670          138,380

Operating expenses:
     Selling, general and administrative expenses               64,380           69,737          132,108          124,776
     ESOP expense                                                  653            1,674            1,293            3,664
     Management compensation-severance related                    --               --               --              3,777
     Amortization of intangibles                                 2,107            2,096            4,215            4,131
                                                             ---------        ---------        ---------        ---------
                                                                67,140           73,507          137,616          136,348
                                                             ---------        ---------        ---------        ---------
Operating income                                                 5,810            5,271           13,054            2,032

     Interest expense, net                                       8,194            8,749           16,676           17,309
     Other expense, net                                            608              443            1,249              902
                                                             ---------        ---------        ---------        ---------
          Loss before income taxes                              (2,992)          (3,921)          (4,871)         (16,179)

Income tax benefit                                               1,296            7,108            2,197           15,320
                                                             ---------        ---------        ---------        ---------
Net income (loss)                                               (1,696)           3,187           (2,674)            (859)
                                                             =========        =========        =========        =========


Adjusted EBITDA*                                             $  13,613        $  12,168        $  29,867        $  19,538
                                                             =========        =========        =========        =========



* Adjusted EBITDA represents earnings before interest, income tax, depreciation and amortization expense and excludes a $1.8 million and $5.0 million charge related to non-cash variable stock option compensation expense for the second quarter of 2001 and the first six months of 2001, respectively. Adjusted EBITDA for 2000 excludes $0.4 million in Serta litigation fees for both the second quarter and first six months and $3.8 million related to management severance for the first six months.





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                        Simmons Company and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (Unaudited)

                                                                                 June 30,                December 30,
                                                                                   2001                      2000*
                                                                                   ----                      -----

ASSETS
Current assets:
     Cash and cash equivalents                                                   $   1,234                 $   3,061
     Accounts receivable, net                                                       86,364                    88,116
     Inventories                                                                    23,921                    23,838
     Deferred income taxes                                                          11,198                    12,245
     Other current assets                                                           13,937                    14,890
                                                                                 ---------                 ---------
          Total current assets                                                     136,654                   142,150
                                                                                 ---------                 ---------

Property, plant and equipment, net                                                  48,763                    52,057
Patents, net                                                                         2,378                     3,775
Goodwill, net                                                                      182,883                   185,702
Deferred income taxes                                                               22,843                    19,565
Long-term receivables                                                                3,701                     2,200
Other assets                                                                         8,379                    11,412
                                                                                 ---------                 ---------
                                                                                 $ 405,601                 $ 416,861
                                                                                 =========                 =========

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
     Current maturities of long-term debt                                        $  10,892                 $   1,343
     Accounts payable                                                               29,972                    35,832
     Accrued liabilities                                                            45,623                    47,800
                                                                                 ---------                 ---------
          Total current liabilities                                                 86,487                    84,975

Long-term debt                                                                     315,197                   323,931
Other non-current liabilities                                                       18,165                    20,533
                                                                                 ---------                 ---------
          Total liabilities                                                        419,849                   429,439
                                                                                 ---------                 ---------

Commitments and contingencies
Redemption obligation - ESOP, net                                                   31,148                    23,824

Common stockholder's deficit:
     Common stock                                                                      320                       320
     Accumulated deficit                                                           (45,644)                  (36,658)
     Accumulated other comprehensive loss                                              (72)                      (64)
                                                                                 ---------                 ---------
          Total common stockholder's deficit                                       (45,396)                  (36,402)
                                                                                 ---------                 ---------
                                                                                 $ 405,601                 $ 416,861
                                                                                 =========                 =========

*Derived from the Company's 2000 audited Consolidated Financial Statements